Exhibit 99.1

BioSpecifics Reports First Quarter 2020 Financial and Operating Results

•	19% year-over-year increase in royalty revenues for XIAFLEX®

•	Highly experienced biopharma executive, Joseph Truitt, named as Chief Executive Officer and Mike Sherman and Corey Fishman appointed to Board of Directors

•	Initiation of CCH studies for plantar fibromatosis and adhesive capsulitis in 2H20

WILIMINGTON, DE – May 11, 2020 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first-in-class collagenase-based product marketed as XIAFLEX® in North America, today announced its financial results for the first quarter ended March 31, 2020.

“Our royalty revenue from XIALFLEX® was up 19% over last year, and while XIAFLEX® had a strong first quarter of 2020, we expect to start to see an impact from COVID-19 in the second quarter due to office closures and patients not electing to be treated. While we don’t yet know the far reaching implications of this pandemic, the focus remains on patients and how they can best be served by XIAFLEX® and the future potential of the CCH development pipeline,” said Joseph Truitt, Chief Executive Officer of BioSpecifics. “In my new role as CEO, I am very confident in the deep value of the company and the many growth opportunities and I look forward to building an even greater future for BioSpecifics.”

First Quarter 2020 Financial Results

BioSpecifics reported net income of $4.5 million for the first quarter ended March 31, 2020, or $0.61 per basic share and $0.61 per share on a fully diluted basis, compared to net income of $4.4 million, or $0.61 per basic share and $0.60 per share on a fully diluted basis, for the same period in 2019.

Total revenue for the first quarter ended March 31, 2020 was $9.7 million, compared to $8.1 million for the same period in 2019. The increase in total revenues for the quarterly period was primarily due to increased royalties from sales of both Peyronie’s disease and Dupuytren’s contracture.

Research and development expenses for the first quarter ended March 31, 2020 were $0.1 million compared to $0.1 million for the same period in 2019.

General and administrative expenses for the first quarter ended March 31, 2020 were $3.2 million, compared to $2.9 million for the same period in 2019.

Restructuring charges related to the relocation of the Company’s headquarters and the separation of certain employees were $1.1 million for the first quarter ended March 31, 2020.

Provision for income taxes for the first quarter ended March 31, 2020 were $1.2 million, compared to $1.1 million for the same period in 2019.

As of March 31, 2020, BioSpecifics had cash and cash equivalents and investments of $113.6 million, compared to $105.8 million as of December 31, 2019.

As of March 31, 2020, BioSpecifics had 7,337,511 shares of common stock outstanding.

Collagenase Clostridium Histolyticum (CCH) Commercial & Pipeline Highlights

•

BioSpecifics’ royalty revenues from the XIAFLEX® commercial franchise grew by 19% year-over-year: XIAFLEX® royalty revenue growth was attributable to royalties associated with higher net sales of XIAFLEX® by BioSpecifics’ partner Endo International plc (Endo), for Dupuytren’s contracture and Peyronie’s disease.

•

Endo’s Biologics License Application (BLA) filing for CCH for the treatment of cellulite under U.S. Food and Drug Administration (FDA) review: The Prescription Drug User Fee Act (PDUFA) date for CCH for the treatment of cellulite is July 6, 2020. Endo’s anticipated commercial launch has been delayed in connection with the impacts of COVID-19, and is now expected to occur in the first quarter of 2021.

•

Initiation of CCH studies for plantar fibromatosis and adhesive capsulitis in second half of 2020: Endo expects to initiate clinical trials in adhesive capsulitis and plantar fibromatosis in the second half of 2020. Adhesive capsulitis, also known as frozen shoulder, is an inflammation and thickening of the shoulder capsule due to collagen which causes decreased motion in the shoulder. Plantar fibromatosis is a non-malignant thickening of the feet’s deep connective tissue or fascia. There are currently no FDA-approved pharmaceutical therapies available to treat either condition.

Recent Corporate Highlights

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Joseph Truitt appointed Chief Executive Officer: Today, BioSpecifics announced the appointment of Joseph Truitt as Chief Executive Officer. Mr. Truitt has a strong track record of clinical, commercial and operational leadership. Mr. Truitt had served as the Company’s interim Chief Executive Officer since April 6, 2020.

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Strengthened the Board of Directors with new independent directors Mike Sherman and Corey Fishman: In April 2020, BioSpecifics announced the appointments of Mike Sherman and Corey Fishman to the Board of Directors. Mr. Sherman serves on the Audit Committee and as financial expert, and also on the Strategy Committee and Corey serves on the Audit Committee and as Chair of the Strategy Committee. Mr. Sherman is currently Chief Executive Officer of Chimerix, Inc. Mr. Fishman has served as Chief Executive Officer and Director of Iterum Therapeutics plc, since he founded the company in 2015.

Anticipated Impact of COVID-19

•	XIAFLEX® revenues are expected to decline in the second quarter of 2020 due to significant office closures and less office visits for physician-administered products.

•	Endo expects to see a gradual increase in demand beginning in the second half of 2020.

•	Full year 2020 XIAFLEX® revenues are expected to be lower than full year revenues in 2019.

•	The Company’s partner, Endo, has withdrawn its financial guidance for 2020.

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Endo’s anticipated commercial launch for CCH for cellulite, pending FDA approval, is now expected in the first quarter of 2021. This delay decision was made in connection with the anticipated impact of COVID-19 on medical aesthetics physician office closures and decreased consumer spending.

•	Endo currently anticipates modest delays in patient recruitment and site selection for new clinical trials and ongoing studies.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a commercial-stage biopharmaceutical company. The Company discovered and developed a proprietary form of injectable collagenase (CCH) which is currently marketed by BioSpecifics’ partner, Endo International plc (Endo), as XIAFLEX® in North America for the treatment of Dupuytren’s contracture and Peyronie’s disease. Endo expects a commercial launch in the first quarter of 2021 for a third CCH indication, cellulite, subject to U.S. Food and Drug Administration approval, which is expected in the second half of 2020. The CCH research and development pipeline includes several additional potential indications; adhesive capsulitis, plantar fibromatosis and uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management, shareholder value, the effect of recent management and board leadership changes, and the assumptions underlying or relating to such statements, are “forward-looking statements.” These forward-looking statements include statements regarding the timing of, the approval by the FDA, and the commercial launch of CCH for the treatment of cellulite, as well as the impacts of the novel coronavirus (COVID-19) global pandemic. In some cases, these statements can be identified by forward-looking words such as “expect,” “plan,” “anticipate,” “potential,” “estimate,” “can,” “will,” “continue,” “believe,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to: the timing of regulatory filings and action; the ability of Endo and its partners to achieve their objectives for XIAFLEX® in their applicable territories; the market for XIAFLEX® in, and timing, initiation, and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license, and sublicense income that BioSpecifics may receive; the potential of XIAFLEX® to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX®; the strength of BioSpecifics’ intellectual property portfolio; and other risk factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”), specifically in Part I, Item IA under the heading “Risk Factors” of the 2019 Annual Report and risk factors identified in our other filings with the Securities and Exchange Commission. All forward-looking statements included in this report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.

Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Revenues:
Royalties	$9,668,667	$8,129,141

Total Revenues	9,668,667	8,129,141

Costs and expenses:
Research and development	121,970	149,536
General and administrative	3,168,046	2,907,160
Restructuring expense	1,146,045	—

Total costs and expenses	4,436,061	3,056,696

Operating income	5,232,606	5,072,445

Other income:
Interest income	479,709	449,425

	479,709	449,425

Income before income tax expense	5,712,315	5,521,870
Provision for income tax expense	(1,213,509)	(1,105,275)

Net income	4,498,806	4,416,595

Earnings per share:
Basic	$0.61	$0.61

Diluted	$0.61	$0.60

Shares used in calculation of earnings per share:
Basic	7,337,368	7,276,885

Diluted	7,361,533	7,338,128

BioSpecifics Technologies Corp.

Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	March 31,	December 31,
	2020	2019 (1)
Cash and cash equivalents	$19,134,304	$4,999,183
Investments	94,470,647	100,808,942
Accounts receivable	17,750,829	19,065,919
Working capital	119,522,031	107,848,984
Total assets	133,246,787	126,653,268
Deferred tax liabilities	484,259	572,660
Total stockholders’ equity	129,269,183	124,491,102

(1)

The selected consolidated balance sheet information for the year ended December 31, 2019 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:

Stern Investor Relations, Inc.

Sarah McCabe

212-362-1200

sarah.mccabe@sternir.com